Exhibit 10.1

[Date]

TO:

FROM:

RE:	Performance Unit Grant

Atwood Oceanics, Inc. (the “Company”) hereby grants to you, effective as of                      (the “Date of Grant”),                  performance units (each a “Performance Unit”) (the “Target Amount”) under the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan (the “Plan”), subject to the Terms and Conditions of Performance Unit Grant, attached hereto as Appendix A (the “Terms and Conditions”). The Performance Units represent the opportunity to receive a number of shares of Common Stock based on the “Payout Percentage” as defined in the Terms and Conditions. The number of Performance Units that become “Earned Performance Units”, as defined in the Terms and Conditions, will be between 0% and 200% of the Target Amount. The number of Performance Units is subject to adjustment as provided in Section 11 of the Plan.

Except as otherwise provided in Sections 3 or 4 of the Terms and Conditions, the Performance Units shall vest on the “Determination Date”, as defined in the Terms and Conditions; provided you remain continuously employed by the Company, its subsidiary or an affiliate throughout the three-year period following the Date of Grant.

The grant of Performance Units is governed by the terms and conditions of the Plan, any rules and regulations adopted by the Compensation and Human Resources Committee of the Board of Directors of the Company, and the Terms and Conditions which form a part of this award letter to you (the “Notice”). The Prospectus related to this offering can be referenced on myAtwood under Controlled Documents on the Human Resources site.

Sincerely,

Appendix A

ATWOOD OCEANICS, INC.

2013 LONG-TERM INCENTIVE PLAN

TERMS AND CONDITIONS OF

PERFORMANCE UNIT GRANT

The performance units (the “Performance Units”) granted to you on the “Date of Grant” set forth in the award letter to you (the “Award Letter”) by Atwood Oceanics, Inc. (the “Company”) are subject to the 2013 Long-Term Incentive Plan (the “Plan”), these Terms and Conditions, including Exhibit A hereto, and any rules and regulations adopted by the Committee. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan and the Award Letter.

1. Determination of Earned Performance Units. The exact number of Performance Units that shall actually be earned by and issued to you shall be based upon the achievement by the Company of the performance standards as set forth in Exhibit A hereto over the three-year period beginning on                      and ending on                  (the “Total Performance Period”). The determination by the Committee with respect to the achievement of such performance standards shall be made as soon as administratively practicable following the Total Performance Period after all necessary Company and peer information is available. The specific date on which such determination is formally made and approved by the Committee is referred to as the “Determination Date”. After the Determination Date, the Company shall notify you of the number of Performance Units, if any, that have become “Earned Performance Units” in accordance with Exhibit A and the corresponding number of shares of Common Stock to be issued to you in satisfaction of the award, subject to withholding as described in Section 11 below. The shares of Common Stock shall be issued to you on March 15 following the expiration of the Total Performance Period (the “Settlement Date”).

The performance standards and the number of Performance Units which may be earned are based on your Target Amount specified in the Award Letter and the Company’s Total Shareholder Return compared against the Peer Group. The methodology for calculating the number of Earned Performance Units, including the definitions used therefor, is set forth in Exhibit A hereto.

2. Vesting/Forfeiture. Except as otherwise provided in Sections 3 or 4 below, the Performance Units shall vest on the Determination Date, provided you are continuously employed by the Company Group throughout the Total Performance Period. If your employment with the Company, its subsidiary or an affiliate (collectively, the “Company Group”) terminates for any reason other than by reason of your death or your inability to continue to actively work due to Disability, the Performance Units shall be automatically forfeited on the date of your termination of employment. Furthermore, the Performance Units are subject to forfeiture, in whole or in part, if the Committee or its designee determines, in its sole discretion, that you have taken any unlawful action detrimental to the Company or have violated Company policy; any such determination for an employee other than the Chief Executive Offer shall be based on the recommendation of the Chief Executive Officer.

3. Death or Disability. If during the Total Performance Period your employment with the Company Group is terminated by reason of your death or you become Disabled, the Performance Units shall automatically become fully vested and the number of Earned

Performance Units shall equal your Target Amount. The shares of Common Stock in respect of the Earned Performance Units shall be issued to you or your legal beneficiary, as applicable, thirty (30) days after your death or the date of your Disability, as applicable. For purposes of this award of Performance Units, you are considered to be “Disabled” or have a “Disability” on the date that you become eligible for long-term disability benefits pursuant to the Company’s long-term disability plan.

4. Change of Control. Notwithstanding the provisions of Sections 2 or 3 of these Terms and Conditions, in the event of a Change of Control during the Total Performance Period and prior to your termination of employment with the Company Group, the Performance Units shall automatically vest and the Committee shall determine in its sole discretion and based on such factors or methodology as the Committee deems appropriate the number of Performance Units that become Earned Performance Units provided however that the number of Earned Performance Units shall be no less than your Target Amount. Your shares of Common Stock in respect of the Earned Performance Units shall be issued to you thirty (30) days after the effective date of the Change of Control.

5. Dividend Equivalents. Upon the date of delivery of shares of Common Stock in settlement of Earned Performance Units, you shall also be entitled to receive a lump sum cash payment equal to the Dividend Equivalent Amount. For purposes of this award of Performance Units, “Dividend Equivalent Amount” means the sum of all cash dividends, if any, declared on shares of Common Stock you receive in settlement of Earned Performance Units where the record date is after the Date of Grant, but prior to the date such shares of Common Stock are distributed to you. Any Earned Performance Units shall be subject to adjustment under Section 11 of the Plan with respect to dividends or other distributions that are paid in shares of Common Stock.

6. Transferability. You may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock subject to the Performance Units until and unless you receive a distribution of shares of Common Stock in respect of the Earned Performance Units.

7. No Right to Continued Employment. The award of Performance Units shall not create any right to remain in the employ of the Company Group. The Company Group retains the right to terminate your employment at will, for due cause or otherwise. Your employment, as it relates to the Total Performance Period, shall be deemed to continue during any leave of absence that has been authorized by the Company Group.

8. Other Plans. Nothing herein contained shall affect your right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit sharing or other plan or program of the Company Group.

9. Rights as Shareholder. You shall not be entitled to any of the rights or privileges of a shareholder of the Company, including the right to vote in respect of the shares of Common Stock, until and unless you receive a distribution of shares of Common Stock in respect of the Earned Performance Units.

10. Plan Governs. The Performance Units and the Notice are subject to all of the terms and conditions of the Plan, except that no amendment to the Plan shall adversely affect your rights under the Notice. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan are hereby incorporated into the Notice. In the event of a discrepancy between the Notice and the Plan, the Plan shall govern.

11. Withholding. Upon the delivery of shares of Common Stock to you, the Company Group shall withhold from the Common Stock that otherwise would have been delivered to you, an appropriate number of shares of Common Stock, having a Fair Market Value determined in accordance with the Plan, equal to the amount necessary to satisfy the minimum federal, state and local tax withholding obligation with respect to your Earned Performance Units.

12. Code Section 409A; No Guarantee of Tax Consequences. The award of Performance Units is intended to be (i) exempt from Section 409A of the Code (“Section 409A”), including, but not limited to, by reason of compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4); or (ii) in compliance with Section 409A, and the provisions of the Notice shall be administered, interpreted and construed accordingly. Notwithstanding the foregoing provisions of the Notice, if you are a “specified employee” as such term is defined in Section 409A, any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of separation from service (other than by reason of death) to you shall not be payable before the earlier of (i) the date that is 6 months after the date of your separation from service, (ii) the date of your death, or (iii) the date that otherwise complies with the requirements of Section 409A. In addition, notwithstanding the provisions of Section 4 of these Terms and Conditions, in the event of a Change of Control that does not meet the requirements of Treas. Reg. §1.409A-3(i)(5), any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A shall be fully vested at a number of Earned Performance Units equal to your Target Amount but shall be settled on the earlier of (i) the Settlement Date, (ii) the date determined in accordance with the provisions of Section 3 of these Terms and Conditions, and (iii) the date of any subsequent event that would constitute a “change of control” that meets the requirements of Treas. Reg. §1.409A-3(i)(5). To the extent required to comply with Section 409A, you shall be considered to have terminated employment with the Company when you incur a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, and you shall not be considered to be “Disabled” or to have a “Disability” unless the circumstances of the Disability meet the requirements of Treas. Reg. §1.409A-3(i)(4). The Company makes no commitment or guarantee to you that any federal or state tax treatment shall apply or be available to any person eligible for benefits under the Notice.

13. Governing Law. The Plan and the Notice shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or the Notice.

Exhibit A

Methodology for Calculating Earned Performance Units

A. Definitions. For purposes of determining the number of shares of Common Stock issuable to you in respect of the Earned Performance Units, the following definitions shall apply:

(1)	Annual Ending Share Price means, for each fiscal year in the Total Performance Period, the average closing price of shares over 30 trading days comprised of: 15 trading days prior to the Annual Performance End Date, the Annual Performance End Date, and the 14 trading days after the Annual Performance End Date.

(2)	Annual Performance Beginning Date means each of , and , as applicable.

(3)	Annual Performance End Date means each of , and , as applicable.

(4)	Annual Starting Share Price means, for each fiscal year in the Total Performance Period, the average closing price of the shares over 30 trading days comprised of: 15 trading days prior to Annual Performance Beginning Date, Annual Performance Beginning Date, and the 14 trading days after Annual Performance Beginning Date.

(5)	Ending Share Price means the average closing price of shares over 90 trading days comprised of: 45 trading days prior to the Performance End Date, the Performance End Date, and the 44 trading days after the Performance End Date.

(6)	Peer Group means Seadrill Ltd., Transocean Ltd., Ensco plc, Noble Corporation, Diamond Offshore Drilling, Inc. and Rowan Companies plc to the extent such entities or their successors are in existence and publicly traded as of the Performance End Date.

(7)	Performance End Date means .

(8)	Starting Share Price means the average closing price of the shares over 90 trading days comprised of: 45 trading days prior to , , and the 44 trading days after .

(9)	Total Performance Period means the period beginning on and ending .

(10)

Total Shareholder Return means common stock price growth for each entity over the Total Performance Period or a fiscal year within the Total Performance Period, as applicable, as measured by dividing the sum of the cumulative amount of dividends for the Total Performance Period or a fiscal year within the Total Performance Period, as applicable, assuming dividend reinvestment, and the difference between the entity’s Ending Share Price or Annual Ending Share Price, as applicable, and the Starting Share Price or Annual Starting Share Price, as applicable; by the entity’s Starting Share Price or Annual Starting Share Price, as applicable.

In the event that any of the calendar dates specified in the definitions above are not trading days, then such date shall refer to the next trading day.

B. Methodology.

For purposes of determining the number of shares of Common Stock issuable to you in respect of the Earned Performance Units, for the Total Performance Period and for each fiscal year within the Total Performance Period, the Committee shall:

(1)	calculate the Total Shareholder Return for the Company and each company in the Peer Group;

(2)	rank the Company and each member of the Peer Group based on Total Shareholder Return with the company having the highest Total Shareholder Return ranking in the first position and the company with the lowest Total Shareholder Return ranking in the seventh position.

(3)	determine the number of Earned Performance Units based on the Seven Company Payout Schedule below:

Seven Company Payout Schedule
Atwood Ranking	Payout Percentage
1	200%
2	150%
3	100%
4	75%
5	50%
6	0%
7	0%

(4)	for purposes of determining the Earned Performance Units for each fiscal year within the Total Performance Period, multiply the Payout Percentage by 16 2/3% of your Target Amount and for purposes of determining the Earned Performance Units for the Total Performance Period, multiply the Payout Percentage by 50% of your Target Amount.

If any calculation with respect to the Earned Performance Units would result in a fractional share, the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.

C. Peer Group Changes.

(a) If, as a result of merger, acquisition or a similar corporate transaction, a member of the Peer Group ceases to be publicly traded (an “Affected Peer Company”)

(i) prior to July 1,                 , the Affected Peer Company shall not be included in the Seven Company Payout Schedule and the following alternative schedules shall be used in its place:

Six Company Payout Schedule
Atwood Ranking	Payout Percentage
1	200%
2	150%
3	100%
4	75%
5	50%
6	0%

Five Company Payout Schedule
Atwood Ranking	Payout Percentage
1	200%
2	150%
3	100%
4	50%
5	0%

Four Company Payout Schedule
Atwood Ranking	Payout Percentage
1	200%
2	100%
3	100%
4	0%

(ii) on or subsequent to July 1,                 , the Affected Peer Company shall remain in the Peer Group and its Ending Share Price shall be determined by assuming that its performance for the remainder of the Total Performance Period was equivalent to the arithmetic average (up or down) of the remaining members of the Peer Group over the remainder of the Total Performance Period.

(b) If a member of the Peer Group declares bankruptcy, it shall be deemed to remain in the Peer Group until the Performance End Date and shall occupy the lowest ranking in the Payout Schedule.